Intrepid Potash Announces Third Quarter and Year-to-Date 2017 Results

DENVER, October 30, 2017 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its results for the third quarter and first nine months of 2017.

Key Takeaways

•
Solid financial results and a reduced debt balance led to a 400 basis points reduction in interest rates on senior notes beginning in the fourth quarter, with an expected annualized interest savings of $2.4 million.

•	Principal reduction of $6.0 million during the third quarter brings total reduction on senior notes to $90.0 million since September 30, 2016.

•	Potash segment gross margin of $5.0 million during the third quarter of 2017, a $12.3 million improvement compared to the prior-year period.

•	Trio® sales volume in the third quarter increased 72% compared to the previous year, while pricing environment continued to challenge Trio® segment gross margin.

•	Cash from operations increased to $14.1 million for the first nine months of 2017, a $27.6 million improvement compared to the first nine months of 2016.

•	Net loss was $1.9 million, or $0.02 per share, compared with net loss of $18.2 million, or $0.24 per share, in the third quarter of 2016.

•	Water sales generated $2.1 million in the third quarter.

"We continue to successfully execute on our strategy to diversify our income streams, improve our potash margins, and grow our Trio® sales volumes." said Bob Jornayvaz, Intrepid's Executive Chairman, President and CEO. "By focusing on what we can control through a challenging part of the cycle, we have made improvements in potash profitability and increased Trio® sales both domestically and abroad. We also doubled our water sales for the second consecutive quarter. As a result of our disciplined approach, we have greatly reduced our outstanding debt levels and improved our performance such that going forward we will pay the lowest interest rates provided under our senior notes."

Jornayvaz continued, "Looking ahead, we continue to focus on growing water and by-product sales and remain on track to meet our goal of at least $20 million to $30 million in water sales during 2018. Building upon our success in driving more stable cash flow streams through diversification, we continue to explore additional opportunities for growth."

Consolidated Results

Intrepid incurred a third quarter net loss of $1.9 million, or $0.02 per share, resulting in a year-to-date net loss of $21.5 million, or $0.19 per share. These results were an improvement on the net losses of $18.2 million, or $0.24 per share, and $50.1 million, or $0.66 per share, in the third quarter and first nine months of 2016, respectively. Improvements in the net loss per share amounts were partly driven by an increase in outstanding shares.

Consolidated gross margin increased to $3.8 million and $4.6 million in the third quarter and first nine months of 2017, respectively. Increases were primarily the result of the transition to lower-cost solar-only potash production and higher average potash net realized sales pricing1.

Segment Highlights

Potash

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except per ton data)
Potash sales	$20,711	$35,357	$75,745	$128,248
Potash gross margin (deficit)	$5,027	$(7,320)	$11,371	$(24,525)

Potash production volume (in tons)	56	52	237	383
Potash sales volume (in tons)	77	161	281	547

Average potash net realized sales price per ton(1)	$232	$178	$236	$198

During the third quarter and first nine months of 2017, the potash segment generated gross margins of $5.0 million and $11.4 million, respectively, an increase of $12.3 million and $35.9 million compared with the same periods in 2016, respectively. These improvements were the result of the transition to lower-cost solar-only production and an increase in average net realized sales price per ton.

During the quarter, Intrepid continued its strategy of selectively selling to higher-margin sales locations and customers. This, combined with increases in the market price for potash, increased average potash net realized prices per ton by 30% and 19% for the third quarter and first nine months of 2017, respectively, compared with the same periods in 2016. Potash production increased 8% compared to the third quarter of 2016 as earlier start-up of the solar production facilities offset the idling of the West facility in July 2016. Potash production for the first nine m onths of 2017 decreased 38% compared to prior year, primarily due to the idling of the West facility and the transition to Trio®-only production at the East facility. The reduced potash production profile decreased sales volumes in the third quarter and first nine months of 2017 by 52% and 49%, respectively, compared to the year-ago comparable periods.

Trio®

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except per ton data)
Trio® sales	$11,349	$8,286	$48,557	$40,512
Trio® gross (deficit) margin	$(1,235)	$(304)	$(6,738)	$2,282

Trio® production volume (in tons)	51	85	192	200
Trio® sales volume (in tons)	43	25	178	108

Average Trio® net realized sales price per ton(1)	$187	$274	$197	$308

The Trio® segment generated a gross deficit of $1.2 million and $6.7 million in the third quarter and first nine months of 2017, respectively. Gross deficit increased due to lower net realized sales prices and increased lower-of-cost-or-market adjustments.

Sales volumes increased 72% and 65% in the third quarter and first nine months of 2017, respectively, compared with the same periods in 2016. Increased volumes were the result of an increase in international marketing efforts and a more stable pricing environment for domestic sales. Net realized sales prices decreased compared to prior periods due to increased international sales volumes, which carry lower pricing, and price decreases announced over the past year. Production decreased 40% in the third quarter of 2017, compared to the prior year, as Intrepid operated at reduced rates to match production to expected demand and manage inventory levels. In the third quarter of 2016, Intrepid operated at full rates for the majority of the quarter to prove operational capabilities. Intrepid expects near-term Trio® margins will continue to be pressured due to the reduced pricing and production rates.

Liquidity

Cash balance was $1.7 million as of September 30, 2017. Cash provided by operations activities increased to $2.5 million and $14.1 million for the third quarter and first nine months of 2017, respectively, compared to prior year periods.

During the third quarter, Intrepid repaid $6.0 million in outstanding senior note principal, bringing total senior note repayments to $75 million since December 31, 2016. No further repayments are required under the note agreement for the remainder of 2017. As of September 30, 2017, Intrepid had $60 million outstanding under its senior notes and $22.5 million available for borrowing under its asset-backed credit facility.

Intrepid issued 0.5 million shares of common stock under its at-the-market offering program during the third quarter and first nine months of 2017, generating net cash proceeds of $1.9 million which were used for general corporate purposes.

Notes

1 Average net realized sales price per ton is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for October 30, 2017, at 10:00 a.m. ET. The dial-in number is 1-800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, www.intrepidpotash.com.

An audio recording of the conference call will be available through November 30, 2017, at www.intrepidpotash.com and by dialing 1-800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 1728.

About Intrepid

Intrepid Potash (NYSE:IPI) is the only U.S. producer of muriate of potash. Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also sells water and by-products such as salt, magnesium chloride, and brine.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. Intrepid's production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about the Company's future financial performance, production costs, and operating plans, and its market outlook. These statements are based on assumptions that the Company believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•
the Company's ability to successfully identify and implement any opportunities to expand sales of water, by-products, and other non-potassium related products or other revenue diversification activities;

•	the Company's ability to successfully identify and consummate profitable growth opportunities;

•	the Company's ability to expand Trio® sales internationally and manage risks associated with international sales, including pricing pressure;

•	the Company's ability to comply with the terms of its senior notes and its revolving credit facility, including the underlying covenants, to avoid a default under those agreements;

•	changes in the price, demand, or supply of the Company's products;

•	the costs of, and the Company's ability to successfully execute, any strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	further write-downs of the carrying value of assets, including inventories;

•
circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	challenges to the Company's water rights;

•	adverse weather events, including events affecting precipitation and evaporation rates at the Company's solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	the Company's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	the Company's inability to fund necessary capital investments; and

•
the other risks, uncertainties, and assumptions described in the Company's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as updated by its subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for the Company to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements the Company may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Investor Relations
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sales	$32,060	$43,643	$124,302	$168,760
Less:
Freight costs	6,160	8,187	22,867	27,450
Warehousing and handling costs	2,046	2,616	7,013	7,818
Cost of goods sold	19,395	35,272	84,981	136,899
Lower-of-cost-or-market inventory adjustments	667	5,192	4,808	17,129
Costs associated with abnormal production	—	—	—	1,707
Gross Margin (Deficit)	3,792	(7,624)	4,633	(22,243)

Selling and administrative	4,782	4,731	13,951	15,837
Accretion of asset retirement obligation	390	442	1,168	1,326
Restructuring expense	—	—	266	2,314
Care and maintenance expense	293	1,719	1,404	1,719
Other operating (income) expense	(1,501)	94	(631)	(1,811)
Operating Loss	(172)	(14,610)	(11,525)	(41,628)

Other Income (Expense)
Interest expense, net	(1,994)	(3,905)	(10,631)	(9,134)
Interest income	—	57	5	281
Other income	128	218	514	419
Loss Before Income Taxes	(2,038)	(18,240)	(21,637)	(50,062)

Income Tax Benefit (Expense)	130	(1)	117	(4)
Net Loss	$(1,908)	$(18,241)	$(21,520)	$(50,066)

Weighted Average Shares Outstanding:
Basic and diluted	126,601,580	75,871,774	111,768,336	75,882,544
Loss Per Share:
Basic and diluted	$(0.02)	$(0.24)	$(0.19)	$(0.66)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2017 AND DECEMBER 31, 2016
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$1,694	$4,464
Accounts receivable:
Trade, net	17,866	10,343
Other receivables, net	853	492
Refundable income taxes	—	1,379
Inventory, net	83,802	94,355
Prepaid expenses and other current assets	7,323	12,710
Total current assets	111,538	123,743

Property, plant, equipment, and mineral properties, net	363,287	388,490
Long-term parts inventory, net	28,890	21,037
Other assets, net	4,110	7,631
Total Assets	$507,825	$540,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$8,352	$10,210
Related parties	31	31
Accrued liabilities	12,070	8,690
Accrued employee compensation and benefits	3,140	4,225
Other current liabilities	83	964
Total current liabilities	23,676	24,120

Long-term debt, net	59,404	133,434
Asset retirement obligation	21,144	19,976
Other non-current liabilities	100	—
Total Liabilities	104,324	177,530

Commitments and Contingencies
Common stock, $0.001 par value; 400,000,000 shares authorized;
and 127,075,201 and 75,839,998 shares outstanding
at September 30, 2017, and December 31, 2016, respectively	127	76
Additional paid-in capital	645,372	583,653
Retained deficit	(241,998)	(220,358)
Total Stockholders' Equity	403,501	363,371
Total Liabilities and Stockholders' Equity	$507,825	$540,901

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash Flows from Operating Activities:
Net loss	$(1,908)	$(18,241)	$(21,520)	$(50,066)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, and accretion	8,270	8,756	25,890	32,965
Amortization of deferred financing costs	246	562	1,596	2,228
Stock-based compensation	993	852	2,678	2,552
Lower-of-cost-or-market inventory adjustments	667	5,192	4,808	17,129
Loss on disposal of assets	185	109	1,749	94
Allowance for doubtful accounts	420	—	420	—
Allowance for parts inventory obsolescence	(20)	(104)	(20)	514
Other	—	(74)	—	376
Changes in operating assets and liabilities:
Trade accounts receivable, net	(6,810)	(8,143)	(7,944)	(7,386)
Other receivables, net	530	(469)	(360)	(1,195)
Refundable income taxes	1,376	1	1,379	92
Inventory, net	(7,070)	438	(2,086)	(16,200)
Prepaid expenses and other current assets	276	(2,703)	8,392	11,974
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	5,417	244	(143)	(5,157)
Other liabilities	(23)	(377)	(781)	(1,474)
Net cash provided by (used in) operating activities	2,549	(13,957)	14,058	(13,554)

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(2,667)	(2,481)	(6,226)	(14,256)
Proceeds from sale of property, plant, equipment, and mineral properties	—	—	5,553	—
Purchases of investments	—	(8,825)	—	(10,325)
Proceeds from sale of investments	—	18,447	1	55,822
Net cash (used in) provided by investing activities	(2,667)	7,141	(672)	31,241

Cash Flows from Financing Activities:
Issuance of common stock, net of transaction costs	1,651	—	59,130	—
Repayments of long-term debt	(6,000)	—	(75,000)	—
Proceeds from short-term borrowings on credit facility	1,500	—	9,000	—
Repayments of short-term borrowings on credit facility	(1,500)	—	(9,000)	—
Debt issuance costs	(29)	(1,189)	(128)	(3,843)
Employee tax withholding paid for restricted stock upon vesting	—	—	(158)	(172)
Net cash used in financing activities	(4,378)	(1,189)	(16,156)	(4,015)

Net Change in Cash and Cash Equivalents	(4,496)	(8,005)	(2,770)	13,672
Cash and Cash Equivalents, beginning of period	6,190	30,984	4,464	9,307
Cash and Cash Equivalents, end of period	$1,694	$22,979	$1,694	$22,979

Supplemental disclosure of cash flow information
Net cash paid (refunded) during the period for:
Interest	$711	$26	$9,088	$3,247
Income taxes	$(1,506)	$—	$(1,496)	$(88)
Accrued purchases for property, plant, equipment, and mineral properties	$1,373	$801	$1,373	$801

INTREPID POTASH, INC.
SELECTED OPERATING AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Production volume (in thousands of tons):
Potash	56	52	237	383
Langbeinite	51	85	192	200
Sales volume (in thousands of tons):
Potash	77	161	281	547
Trio®	43	25	178	108

Average net realized sales price per ton (1)
Potash	$232	$178	$236	$198
Trio®	$187	$274	$197	$308

(1) Average net realized sales price is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.

Three Months Ended September 30, 2017 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$20,711	$11,349	$—	$32,060
Less: Freight costs	2,864	3,296	—	6,160
Warehousing and handling costs	1,173	873	—	2,046
Cost of goods sold	11,534	7,861	—	19,395
Lower-of-cost-or-market inventory adjustments	113	554	—	667
Gross Margin (Deficit)	$5,027	$(1,235)	$—	$3,792
Depreciation, depletion and amortization incurred(2)	$6,567	$1,687	$16	$8,270

Nine Months Ended September 30, 2017 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$75,745	$48,557	$—	$124,302
Less: Freight costs	9,401	13,466	—	22,867
Warehousing and handling costs	4,051	2,962	—	7,013
Cost of goods sold	50,776	34,205	—	84,981
Lower-of-cost-or-market inventory adjustments	146	4,662	—	4,808
Gross Margin (Deficit)	$11,371	$(6,738)	$—	$4,633
Depreciation, depletion and amortization incurred(2)	$20,685	$5,091	$114	$25,890

Three Months Ended September 30, 2016 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$35,357	$8,286	$—	$43,643
Less: Freight costs	6,722	1,465	—	8,187
Warehousing and handling costs	2,072	544	—	2,616
Cost of goods sold	29,027	6,245	—	35,272
Lower-of-cost-or-market inventory adjustments	4,856	336	—	5,192
Gross Deficit	$(7,320)	$(304)	$—	$(7,624)
Depreciation, depletion and amortization incurred(2)	$8,090	$597	$69	$8,756

Nine Months Ended September 30, 2016 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$128,248	$40,512	$—	$168,760
Less: Freight costs	20,156	7,294	—	27,450
Warehousing and handling costs	6,358	1,460	—	7,818
Cost of goods sold	108,816	28,083	—	136,899
Lower-of-cost-or-market inventory adjustments	16,793	336	—	17,129
Costs associated with abnormal production and other	650	1,057	—	1,707
Gross (Deficit) Margin	$(24,525)	$2,282	$—	$(22,243)
Depreciation, depletion and amortization incurred(2)	$28,970	$3,150	$845	$32,965

(2) Depreciation, depletion and amortization incurred for potash and Trio® excludes depreciation, depletion and amortization amounts absorbed in or (relieved from) inventory.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(In thousands, except per share amounts)

To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net loss, adjusted net loss per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, the Company's non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The Company believes these non-GAAP financial measures provide useful information to investors for analysis of its business. The Company uses these non-GAAP financial measures as one of its tools in comparing performance period over period on a consistent basis and when planning, forecasting, and analyzing future periods. The Company believes these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about the Company's non-GAAP financial measures, including reconciliations of the Company's non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Loss and Adjusted Net Loss Per Diluted Share

Adjusted net loss and adjusted net loss per diluted share are calculated as net loss or loss per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The Company considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of the Company's operating results excluding items that the Company believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Loss to Adjusted Net Loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Net Loss	$(1,908)	$(18,241)	$(21,520)	$(50,066)
Adjustments
Costs associated with abnormal production(1)	—	—	—	1,707
Restructuring expense(2)	—	—	266	2,314
Compensating tax adjustment(3)	—	—	—	(1,086)
Insurance proceeds(4)	—	—	—	(1,211)
Write-off of deferred financing fees(5)	60	431	819	1,883
Make-whole payment(6)	448	806	3,001	806
Calculated income tax effect(7)	—	—	—	—
Total adjustments	508	1,237	4,086	4,413
Adjusted Net Loss	$(1,400)	$(17,004)	$(17,434)	$(45,653)

Reconciliation of Net Loss per Share to Adjusted Net Loss per Share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Loss Per Diluted Share	$(0.02)	$(0.24)	$(0.19)	$(0.66)
Adjustments
Costs associated with abnormal production(1)	—	—	—	0.02
Restructuring expense(2)	—	—	—	0.03
Compensating tax adjustment(3)	—	—	—	(0.01)
Insurance proceeds(4)	—	—	—	(0.02)
Write-off of deferred financing fees(5)	—	0.01	0.01	0.02
Make-whole payment(6)	—	0.01	0.02	0.01
Calculated income tax effect(7)	—	—	—	—
Total adjustments	—	0.02	0.03	0.05
Adjusted Net Loss Per Diluted Share	$(0.02)	$(0.22)	$(0.16)	$(0.61)

(1) As a result of the temporary suspensions of production at Intrepid's East facilities, Intrepid determined that approximately $1.7 million of production costs for the nine months ended September 30, 2016 would have been allocated to additional potash tons produced, assuming the facility had been operating at normal production rates. Accordingly, these costs were excluded from Intrepid's inventory values and instead directly expensed as period production costs. Intrepid compares actual production levels relative to what it estimated could have been produced if it had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

(2) Intrepid recorded restructuring expense of $0.3 million in the first nine months of 2017, related to a scheduling change at its East facility. Restructuring expense in 2016 related primarily to severance payments as a result of the idling of the West facility.

(3) During the nine months ended September 30, 2016, Intrepid recorded into income $1.1 million in compensation taxes previously received in 2013.

(4) During the nine months ended September 30, 2016, Intrepid received insurance proceeds related to damages caused by a snowstorm in Carlsbad, New Mexico in December 2015.

(5) During the third quarter of 2017, Intrepid made an early repayment of $6.0 million of principal on its senior notes. As a result of this action, Intrepid wrote off a portion of the financing fees that had previously been capitalized related to the senior notes. The write-offs of deferred financing fees are reflected in the Company's financial statements as interest expense.

(6) During the third quarter and first nine months of 2017, Intrepid made early repayments of principal on its senior notes totaling $6.0 million and $75.0 million, respectively. These payments included $0.4 million and $3.0 million constituting make-whole payments, which was reflected on the income statement as interest expense.

(7) Due to Intrepid's valuation allowance against its deferred tax asset, this calculation assumes a 0% effective tax rate.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net loss adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The Company considers adjusted EBITDA to be useful because the measure reflects the Company's operating performance before the effects of certain non-cash items and other items that the Company believes are not indicative of its core operations. The Company uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Net Loss	$(1,908)	$(18,241)	$(21,520)	$(50,066)
Costs associated with abnormal production(1)	—	—	—	1,707
Restructuring expense(2)	—	—	266	2,314
Compensating tax adjustment(3)	—	—	—	(1,086)
Insurance proceeds(4)	—	—	—	(1,211)
Interest expense	1,994	3,905	10,631	9,134
Income tax (benefit) expense	(130)	1	(117)	4
Depreciation, depletion, and accretion	8,270	8,756	25,890	32,965
Total adjustments	10,134	12,662	36,670	43,827
Adjusted EBITDA	$8,226	$(5,579)	$15,150	$(6,239)

(1) As a result of the temporary suspensions of production at Intrepid's East facilities, Intrepid determined that approximately $1.7 million of production costs for the nine months ended September 30, 2016 would have been allocated to additional potash tons produced, assuming the facility had been operating at normal production rates. Accordingly, these costs were excluded from Intrepid's inventory values and instead directly expensed as period production costs. Intrepid compares actual production levels relative to what it estimated could have been produced if it had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

(2) Intrepid recorded restructuring expense of $0.3 million in the first nine months of 2017, related to a scheduling change at its East facility. Restructuring expense in 2016 related primarily to severance payments as a result of the idling of the West facility.

(3) During the nine months ended September 30, 2016, Intrepid recorded into income $1.1 million in compensation taxes previously received in 2013.

(4) During the nine months ended September 30, 2016, Intrepid received insurance proceeds related to damages caused by a snowstorm in Carlsbad, New Mexico in December 2015.

Average Net Realized Sales Price per Ton

Average net realized sales price per ton is calculated as sales, less freight costs, divided by the number of tons sold in the period. The Company considers average net realized sales price per ton to be useful because it shows average per-ton pricing without the effect of certain transportation and delivery costs. When the Company arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, many of the Company's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in the Company's revenue and freight costs. The Company uses average net realized sales price per ton as a key performance indicator to analyze sales and pricing trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended September 30,
	2017			2016
	(in thousands, except per ton data)
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$20,711	$11,349	$32,060	$35,357	$8,286	$43,643
Freight costs	2,864	3,296	6,160	6,722	1,465	8,187
Subtotal	$17,847	$8,053	$25,900	$28,635	$6,821	$35,456

Divided by:
Tons sold	77	43		161	25
Average net realized sales price per ton	$232	$187		$178	$274

	Nine Months Ended September 30,
	2017			2016
	(in thousands, except per ton data)
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$75,745	$48,557	$124,302	$128,248	$40,512	$168,760
Freight costs	9,401	13,466	22,867	20,156	7,294	27,450
Subtotal	$66,344	$35,091	$101,435	$108,092	$33,218	$141,310

Divided by:
Tons sold	281	178		547	108
Average net realized sales price per ton	$236	$197		$198	$308